Exhibit M-8

[Shin & Kim Letterhead]

January 25, 2017

To:

The Export-Import Bank of Korea

38 Eunhaeng-ro

Yeongdeungpo-gu

Seoul 07242

Republic of Korea

Re:	The Export-Import Bank of Korea / US$500,000,000 Floating Rate Notes due 2022, US$500,000,000 2.125% Notes due 2020 and US$500,000,000 2.750% Notes due 2022

(Our Ref. No.: K00011-1701)

Ladies and Gentlemen:

We have acted as a special Korean counsel for The Export-Import Bank of Korea (the “Issuer”), a statutory juridical entity duly established pursuant to the Export-Import Bank of Korea Act (the “Eximbank Act”) and validly existing under the laws of the Republic of Korea (“Korea”), in connection with the Issuer’s offering pursuant to a registration statement (Registration No. 333-212164) under Schedule B of the Securities Act of 1933, as amended (the “Securities Act”) when it became effective (the “Registration Statement”) of US$500,000,000 floating rate notes due 2022 (the “Floating Rate Notes”), US$500,000,000 2.125% notes due 2020 (the “2020 Notes”) and US$500,000,000 2.750% notes due 2022 (the “2022 Notes”, and collectively with the Floating Rate Notes and 2020 Notes, the “Notes”) issued under the fiscal agency agreement dated August 1, 1991 and made by and between the Issuer and The Bank of New York Mellon (the “Fiscal Agent”) named therein (the “Fiscal Agency Agreement”).

We have reviewed the originals or copies, certified or otherwise identified to our satisfaction of such instruments and other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, and the authenticity of the originals of such copies. As to any facts material to this opinion that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Issuer.

In addition, and without prejudice to the generality of the immediately preceding paragraph, in arriving at the opinion expressed below, we have reviewed the following specific documents relating to the Notes:

1.	the Registration Statement;

2.	the Prospectus dated June 29, 2016 as supplemented by the Prospectus Supplement dated January 18, 2017 relating to the Notes (as supplemented, the “Prospectus”);

3.	an executed copy of the Fiscal Agency Agreement;

4.	a copy of the executed Floating Rate Notes in global form;

5.	a copy of the executed 2020 Notes in global form;

6.	a copy of the executed 2022 Notes in global form;

7.	copies of the Articles of Incorporation and the Commercial Registry extracts of the Issuer;

8.	the internal regulations and the operating manual of the Issuer, including a copy of the internal regulations of delegation of the Issuer delegating authority to the Chairman and President of the Issuer in relation to the issuance of the Notes;

9.	a copy of the internal approval by the Chairman and President of the Issuer dated January 16, 2017; and

10.	a copy of the Issuer’s report filed with the Ministry of Strategy and Finance of Korea dated January 16, 2017.

As to any other matters of fact material to the opinion expressed herein, we have made no independent inquiry and have relied solely upon the certificates or oral or written statements of officers and other representatives of the Issuer.

We are admitted to practice law in Korea, and the legal opinions provided herein are confined to and given on the basis of the laws of Korea in effect as at the date hereof. We do not represent ourselves to be familiar with the laws of any jurisdiction other than Korea, and we do not pass upon nor express any opinion in respect of those matters that are governed by or construed in accordance with any of such laws.

Based upon the foregoing, and subject to further qualifications set forth below, we are of the opinion that:

(i)	The Issuer is a statutory juridical entity duly established under the Eximbank Act and validly existing under the laws of Korea, with power and authority to own its properties and conduct its business as described in the Prospectus forming part of the Registration Statement;

(ii)	The Fiscal Agency Agreement has been duly authorized and executed by the Issuer;

(iii)	The statements in the Prospectus concerning matters of Korean law (except for the financial statements and related schedules and other financial and statistical data contained therein as to which we express no opinion) are accurate and up-to-date as of the date hereof in all material respects; and

(iv)	The Notes have been duly authorized, executed, issued and delivered by the Issuer and constitute valid, binding and enforceable obligations of the Issuer.

Our opinion is subject to the following reservations and qualifications that enforcement may be limited or affected generally by (i) the bankruptcy, insolvency, liquidation, reorganization, rehabilitation or the restructuring of the Issuer pursuant to the laws of Korea now in force or subsequently enacted which generally affect the enforcement of creditors’ rights and (ii) the general principles of good morals and public order as provided in the Civil Code of Korea.

This opinion is limited to the matters addressed herein and is not to be read as an opinion with respect to any other matter. This opinion is given with respect to the laws of Korea as currently in effect and we do not pass upon and we express no opinion in respect of those matters governed by or construed in accordance with the laws of any jurisdiction other than Korea.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the Registration Statement, without thereby admitting that we are “experts” under the Securities Act or the rules and regulations of the Commission thereunder for the purpose of any part of the Registration Statement, including the exhibit as which this opinion is filed.

Very truly yours,

/s/ Shin & Kim

Shin & Kim

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